Exhibit 99.1

--------------------------------------------------------------------------------

Forcenergy Inc

NEWS RELEASE




Press Release # 02-98


For Release:      March 2, 1998              Contacts:      J. Russell Porter
      11:00 A.M. (EST)                   E. Joseph Grady
                   (305) 856-8500


                        FORCENERGY ANNOUNCES 1997 RESULTS
                        ---------------------------------

                           PRODUCTION INCREASE OF 89%
                        Reserve Replacement Ratio of 235%
                           Cash Flow Increase of 101%
                            Revenue Increase of 104%


Financial Results
-----------------
     Forcenergy Inc (NYSE:FEN) reported record recurring net income of $28.0 million, or $1.15 per share-diluted for the year ended December 31, 1997, exclusive of a non-cash impairment of oil and gas assets, compared with net income of $11.3 million, or $.57 per share-diluted for the 1996 year. Net income for the fourth quarter of 1997 was $9.1 million, or $.35 per share-diluted, exclusive of the impairment provision, compared to earnings of $5.1 million, or $.23 per share- diluted for the 1996 quarter. Recognized in the fourth quarter of 1997 was a $162.8 million after-tax non-cash impairment of oil and gas assets under the full cost accounting rules mandated by the Securities and Exchange Commission. The net loss for 1997, inclusive of the impairment provision, was $134.8 million, or $5.51 per share-diluted for the year, and $153.7 million, or $5.90 per share-diluted for the fourth quarter. Weighted average shares outstanding, on a diluted basis, increased to 24,436,370 for the year ended December 31, 1997 compared to 19,672,361 shares outstanding for the year ended December 31, 1996. Weighted average shares outstanding for the fourth quarter 1997 increased to 26,048,860





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





compared with 22,280,477 average shares outstanding in the fourth quarter of 1996.

     Revenues for the year 1997 were a record $284.1 million, an increase of 104% over the prior year. Revenues for the fourth quarter of 1997 were $85.5 million, an increase of 92% over the 1996 quarter. Discretionary cash flow for 1997 increased to $155.5 million, or $6.35 per share-diluted for the year, and $46.6 million, or $1.79 per share-diluted for the fourth quarter, increases of 101% and 79% over the $77.3 million, or $3.95 per share, and $26.0 million, or $1.17 per share, respectively, reported for the comparable 1996 periods.

     Included in the fourth quarter 1997 results and results for the year was a $162.8 million ($200 million pre-tax) non-cash impairment of oil and gas assets under the "ceiling test" provisions of the full cost accounting rules for oil and gas companies. Under these rules mandated by the Securities and Exchange Commission, to the extent the carrying cost of the Company's oil and gas assets associated with its proved reserve base exceeds the discounted present value of its proved reserves, that difference must be recognized as an additional charge to depletion/depreciation expense in that quarter. Because of the steep decline in oil and gas prices at year-end 1997, the Company's capitalized cost exceeded the discounted present value of its proven reserves resulting in the impairment. The pre-tax impairment can be attributed to the following: (1) $90 million attributable to the general reduction in present value caused by the year end decline in commodity prices; (2) $70 million related to the Company's investment in Alaska due to the decline in oil prices; (3) an approximate $30 million impairment of the Company's various international investments, principally related to unsuccessful exploration efforts in Gabon, Africa; and (4) the writedown of approximately $10 million in recorded cost associated with the recognition of deferred taxes on various corporate acquisitions consummated in the last three years. Impairment of the investment in Alaska was caused primarily by prices declining in the Cook Inlet area to a greater degree




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



than in the Gulf of Mexico and lower 48 states, thereby artificially reducing the economic life of the properties which then resulted in an approximate 11 million barrel negative revision to proven reserves.

Operating Results
     Numerous operating improvements were realized during 1997. Production for the full year increased to a record average of 22,500 barrels of oil and 158,200 MCF of natural gas per day. Fourth quarter production averaged 24,800 barrels and 184,300 MCF per day. On an equivalent basis, these averages represent increases of 89% and 76% over those for the comparable 1996 periods. The average cost per barrel equivalent for the Company's onshore and Gulf of Mexico production was reduced 11% in 1997, to an average rate of $3.63 per barrel, through increased production and operating improvements. The addition of the higher-cost, non-operated Cook Inlet production at the beginning of 1997 increased the company's overall 1997 operating expense to $4.33 per barrel equivalent, a 6% increase over the 1996 average.

Reserve Replacement
     The Company attained a 235% overall reserve replacement rate in 1997, 134% through acquisitions and 101% from drilling and revisions. This was the seventh year in a row that the Company has achieved more than 100% reserve replacement. Total proved reserves, on a barrel equivalent basis, increased approximately 25%, despite the 11 million- barrel downward revision in the Cook Inlet, Alaska reserves that resulted from the previously mentioned price-related artificial reduction in the estimated economic life of the fields. Each of the Company's operating divisions showed significant growth in reserve volume; the Gulf of Mexico increased 31.5%, onshore 51.5% and in Alaska 33.4%, absent the negative price-related revision. Despite the strong volume growth, the present value of proven reserves for each division declined by 38%, 17% and 69%, respectively, due to the decline in commodity prices.

     Finding and development cost from all sources for 1997 was $11.69 per equivalent barrel. These costs were higher than normal due to: (1) a significant investment in unproved lease and seismic costs related to exploratory prospects to be drilled in the Gulf of Mexico, Alaska and Gabon in future years; (2) the downward revisions in the Alaskan reserves; (3) the effect of the unsuccessful international drilling costs in Gabon, and (4) the exponential increase in drilling rig and other service costs experienced in the Gulf of Mexico. Excluding the effects of the negative revision to the Alaskan reserves, the finding and development cost for 1997, from all sources, was $9.26 per equivalent barrel. Domestic finding and development cost from all sources for 1997, excluding the Alaskan price-related revisions, was $8.87 per equivalent barrel.

     Stig Wennerstrom, President and Chief Executive Officer, commented, "Forcenergy had another successful year for reserve replacement, production and cash flow growth. The company's finding and development costs for 1997, however, did not measure up to our expectations. The 1997 finding and development costs were under upward pressure all year because of the higher drilling and service costs in the Gulf of Mexico and then were significantly and adversely impacted by the required year end price-related reduction in Alaskan oil reserves. We remain fully committed to the Cook Inlet area. We are proceeding on all current exploration and development projects as well as undertaking significant new 3-D seismic surveys and other actions which are continuing our exploitation of the existing asset base as well as preparing the Company for future exploration. Our belief that efforts focused in the Cook Inlet will result in substantial reserve additions has not changed. In fact, as a result of our 3-D seismic studies, further geologic work and formation of a viable development scheme, we recognized approximately nine million barrels of net proven reserves at our Redoubt Shoal prospect in 1997. Another goal in Alaska is to reduce operating costs on a per unit basis, which we have already been successful in doing on our operated properties.

     Mr. Wennerstrom continued, "In the Gulf of Mexico we are addressing increased finding and development costs through a diligent review of all cost components and a drilling program that will emphasize lower-costs. Overall drilling costs should be reduced significantly by switching the majority of our 1998 projects to platform drilling rigs; available at approximately one-half the day-rate cost of jack-up rigs. We will continue to exploit our large Gulf of Mexico asset base through a balanced program of development, exploitation and exploration projects.

     "Internationally, we drilled two non-commercial wells offshore Gabon, West Africa. However, we are encouraged by recent near-by discoveries and anxiously await the geophysical evaluation of a large-scale proprietary 3-D seismic survey that was acquired in late 1997 over a portion of our 50% owned Gryphon Marin concession. In Australia, we made a small discovery during 1997 and will participate in development opportunities and several exploratory prospects with significant reserve potential. Our international strategy of exposing a small portion of each year's capital budget to high-risk, high-reward projects will not change."

     Forcenergy  is  an  independent   oil  and  gas  company   engaged  in  the
exploration, acquisition, development, exploitation and production of oil and natural gas.

     Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulation of oil and natural gas, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report and Form 10-K for the year ended December 31,



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



1996.  Actual results may vary materially.


                   SUMMARY FINANCIAL AND OPERATING INFORMATION


                                                  Three Months Ended                              Year Ended
                                                      December 31,                               December 31,
                                                      ------------                               ------------
                                               1997        1996      % Change                         1997     1996% Change
                                               ----        ----      --------                         ----     ------------



FINANCIAL SUMMARY
(in thousands, except per share data)
   Revenues............................   $    85,524  $    44,589         92%    $   284,185       $  139,381        104%
   Net Income (Loss)....................     (153,703) (1)   5,107         N/M       (134,818) (1)                 11,278
   N/M
   Net Income (Loss) per share-diluted..       ($5.90)         .23         N/M          (5.51)             .57        N/M
   Diluted weighted average
       common  shares...................       26,049       22,280         17%         24,436           19,672         24%



SUMMARY OPERATING DATA
(in thousands, except pricing data)
     Production:
       Liquids (Mbbls)..................        2,285        1,167         96%          8,210            4,006        105%
       Natural Gas (MMcf)...............       16,951       10,455         62%         57,737           32,738         76%
       Total MBOE.......................        5,110        2,910         76%         17,833            9,462         89%
     Average realized sales prices:
       Liquids (per Bbl)............      $     16.62  $     17.59        (6)%    $     17.34       $    16.93          2%
       Natural Gas (per Mcf)........             2.76         2.27         22%           2.41             2.16         12%




(1) Includes a $162.8 million (after-tax) impairment provision pursuant to the ceiling-test requirements under full cost accounting guidelines.


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




RESERVE RECONCILIATION                          Oil              Gas             Equivalent            Reserve
                                              (MBBL)           (MMCF)              (MBOE)            Replacement
                                              ------           ------              ------            -----------

     January 1, 1997                           54,659            256,913            97,478
     Acquisitions                              12,444             69,044            23,951             134%
     Drilling                                   (215)            110,281            18,165             102%
     Revisions                                  (381)                736             (258)             (1)%
     Production                               (8,210)           (57,736)          (17,833)
     January 1, 1998                           58,297            379,238           121,503              25%





RESERVE REPLACEMENT --  BY REGION (MBOE)

                                                  ------------------------------------------------------

                                          Gulf of Mexico          Onshore           Alaska             Total
                                          --------------          -------           ------             -----

Acquisition                                     8,180             14,425             1,346            23,951

Drilling                                       18,165                 --                --            18,165

Revisions                                       2,478               (693)           (2,043)    (1)      (258)
                                                -----               ----            ------              ----
                                               28,823              13,732             (697)            41,858
                                               ======              ======              ====            ======




(1) Reflects the approximate 11 million-barrel negative revision offset by the addition of approximately 9 million barrels related to the Redoubt Shoal Prospect.



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





                                 FORCENERGY INC
                            STATEMENTS OF OPERATIONS



                                                                  For the Year Ended December 31,
                                                                    1997                     1996
                                                              (in thousands, except per share amounts)

Revenues:
   Oil and gas sales.................................     $       281,690           $      138,698
   Other.............................................               2,495                      683
                                                                    -----                      ---
                                                                  284,185                  139,381
                                                                  -------                  -------

Expenses:
   Lease operating...................................              77,174                   38,786
   Depletion, depreciation and amortization..........             113,347                   58,464
   Impairment .......................................             200,000                       --
   Production taxes..................................               4,791                    3,454
   General and administrative........................              15,244                    7,971
                                                                   ------                    -----
                                                                  410,556                  108,675
                                                                  -------                  -------

Income from operations...............................            (126,371)                  30,706
Interest and other income (loss).....................               3,354                      650
Interest expense, net of amounts capitalized.........             (32,422)                 (13,367)
                                                                  -------                  -------
Income (loss) before income taxes....................            (155,439)                  17,989
Income tax (provision) benefit.......................              20,621                   (6,711)
                                                                   ------                   ------
Net income (loss)....................................     $      (134,818)          $       11,278
                                                                 ========                   ======

Net income (loss) per share:
   Basic ............................................     $        (5.83)           $          .60
                                                                   =====                       ===
   Diluted...........................................     $        (5.51)           $          .57
                                                                   =====                       ===


Weighted average shares outstanding:
   Basic.............................................              23,142                   18,934
   Diluted...........................................              24,436                   19,672



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





                                 FORCENERGY INC
                            STATEMENTS OF CASH FLOWS

                                                                                     For the Years Ended
                                                                                        December 31,
                                                                                     1997           1996
                                                                                     ----           ----
                                                                                        (in thousands)

Cash flows from operating activities:
     Net income (loss)...................................................     $   (134,818)     $    11,278
                                                                                  ---------          ------
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
     Equity in earnings of affiliate.....................................          (1,510)               --
     Depletion, depreciation and amortization............................          113,347           58,464
     Impairment..........................................................          200,000               --
     Deferred income taxes...............................................         (20,621)            6,612
     Deferred interest...................................................               --            2,107
     Other...............................................................            1,287            (210)
     (Decrease) increase in accounts receivable..........................              496         (14,091)
     Increase in other current assets....................................         (18,597)          (3,674)
     (Decrease) increase in accounts payable.............................           18,900          (4,859)
     Increase in other accrued liabilities...............................            6,212            8,547
                                                                                     -----            -----
                                                                                   299,514           53,950
                                                                                  --------           ------
Net cash provided by operating activities................................          164,696           65,228
                                                                                   -------           ------

Cash flows from investing activities:
     Acquisitions of oil and gas properties..............................        (119,503)        (152,478)
     Capital expenditures................................................        (274,304)        (130,269)
     Dividends received from affiliate...................................             900                --
     Sale of surety bonds................................................           4,426             2,151
     Proceeds from sale of assets........................................              --             1,072
     Increase in other assets............................................             457             (340)
                                                                                      ---             -----
Net cash used in investing activities....................................        (388,024)        (279,864)
                                                                                 ---------        ---------

Cash flows from financing activities:
     Borrowings under senior credit facility.............................          287,144            5,877
     Repayments under senior credit facility.............................        (253,512)
     Issuance of long-term debt, net.....................................          193,414          169,114
     Issuance of common stock, net.......................................            2,661           46,318
                                                                                    ------           ------
Net cash provided by financing activities................................          229,707          221,309
                                                                                  --------          -------
Net increase in cash.....................................................            6,379            6,673
                                                                                    ------            -----
Cash at beginning of period..............................................            9,669            2,996
                                                                                    ------            -----
Cash at  end of period...................................................       $   16,048      $     9,669
                                                                                   =======            =====

                                 FORCENERGY INC
                                 BALANCE SHEETS

                                                                               December 31,
                                                                       1997                   1996
                                                                       ----                   ----
                                                                              (in thousands)


ASSETS:
Current Assets:
     Cash...................................................      $   16,048           $     9,669
     Accounts receivable, net...............................          43,502                29,416
     Other current assets...................................          30,231                10,673
                                                                      ------                ------
         Total current assets...............................          89,781                49,758
                                                                      ------                ------
Investment in surety bonds, at cost.........................              --                 3,926
                                                                          --                 -----
Property, plant and equipment, at cost, full cost
     method, net of accumulated depletion, depreciation
     and amortization.......................................         713,983               523,711
                                                                     -------               -------
Other assets................................................          20,466                 8,530
                                                                      ------                 -----
                                                                  $  824,230           $   585,925
                                                                     =======               =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
     Accounts payable.......................................      $   32,666           $     8,643
     Other accrued liabilities..............................          70,009                34,370
                                                                      ------                ------
         Total current liabilities..........................         102,675                43,013
                                                                     -------                ------

Long-term debt..............................................         506,564               272,932
                                                                     -------               -------
Deferred income taxes.......................................              --                21,044
                                                                          --                ------

Stockholders' Equity:
     Preferred stock, $.01 par value; 5,000,000 shares
         authorized; none issued or outstanding.............              --                    --
     Common stock, $.01 par value; 50,000,000 shares
         authorized; 25,504,617 and 22,578,118 issued
         and outstanding at December 31, 1997 and
         1996, respectively.................................             256                   226
     Capital in excess of par value.........................         346,875               246,032
     Retained earnings (deficit)............................        (132,140)                2,678
                                                                    --------                 -----
         Total stockholders' equity.........................         214,991               248,936
                                                                     -------               -------
                                                                  $  824,230            $  585,925
                                                                     =======               =======


                                      end

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